------------------                             U.S. SECURITIES AND EXCHANGE COMMISSION                  ---------------------------|
| F  O  R  M   3 |                                     Washington, D.C. 20549                           |       OMB APPROVAL       |
------------------                                                                                      |--------------------------|
                                       INITIAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             |OMB Number       3235-0104|
                                                                                                        |Expires: September 30,1998|
                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    |Estimated avg. burden     |
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or      |hours per response.....0.5|
                                         Section 30(f) of the Investment Company Act 1940               ----------------------------
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|1.Name and Address of Reporting Person* |2.Date of Event        |4.Issuer Name and Ticker or Trading Symbol                       |
|                                        |  Requiring Statement  |                                                                 |
|                                        |  (Month/Day/Year)     |  UnitedGlobalCom, Inc. (UCOMA)                                  |
|    Wildes               Tina        M. |                       |                                                                 |
|----------------------------------------|      11/15/99         |-----------------------------------------------------------------|
|      (Last)             (First)    (MI)|                       |5.Relationship of Reporting Person to  |6.If Amendment, Date of  |
|                                        |                       |  Issuer (Check all Applicable)        |  Original (Mon/Day/Year)|
|                                        |                       |                                       |                         |
|                                        |-----------------------| X Director             10% Owner      |                         |
| 4643 S. Ulster Street, Suite 1300      |3.IRS Identification   |---                  ---               |-------------------------|
|----------------------------------------|  Number of Reporting  |                                       |7.Individual or Joint/   |
|      (Street)                          |  Person, if an entity | X Officer (give         Other         |  Group Filing           |
|                                        |  (voluntary)          |---        title     --- (specify      |  (Check Applicable Line)|
|                                        |                       |           below)        below)        | X  Form filed by One    |
|                                        |                       |                                       |--- Reporting Person     |
|                                        |                       |       Senior Vice President           |    Form filed by More   |
|                                        |          --           | ------------------------------------  |    than One Reporting   |
| Denver                CO       80237   |                       |                                       |--- Person               |
|----------------------------------------|-----------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)  |                                                                                         |
|                                        |     TABLE I - Non-Derivative Securities Beneficially Owned                              |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security (Instr. 4)            |2.Amount of Securities       |3.Ownership   |4.Nature of Indirect Beneficial           |
|                                          |  Beneficially Owned         |  Form:       |  Ownership (Instr. 5)                    |
|                                          |  (Instr. 4)                 |  Direct (D)  |                                          |
|                                          |                             |  or Indirect |                                          |
|                                          |                             |  (I)(Instr.5)|                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|Class A Common Stock                      |          3,000(1)           |      D       | By spouse                                |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|Class A Common Stock                      |          1,094              |      I       | By 401(k) Plan                           |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|Class A Common Stock                      |            886(1)           |      I       | By 401(k) Plan and Spouse                |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
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Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 1473 (7-97)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).

                                                                                                                      PAGE:  1 OF  2

FORM 3 (continued)                            TABLE II - Derivative Securities Beneficially Owned
                                         (e.g., puts, calls, warrants, options, convertible securities)
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|1.Title of         |2.Date Exercisable and       |3.Title and Amount of Underlying      |4.Conversion or    |5.   |6.Nature of    |
|  Derivative       |  Expiration Date            |  Derivative Security (Instr. 4)      |  Exercise Price   |Own. |  Indirect     |
|  Security         |  (Month/Day/Year)           |                                      |  of Derivative    |Form |  Beneficial   |
|  (Instr. 4)       |                             |                                      |  Security         |of   |  Ownership    |
|                   |                             |                                      |                   |Deri.|  (Instr. 5)   |
|                   |                             |                                      |                   |Sec. |               |
|                   |                             |                                      |                   |Dir. |               |
|                   |                             |                                      |                   |(D)  |               |
|                   |-----------------------------|--------------------------------------|                   |or   |               |
|                   |Date          |Expiration    |                   |Amount or Number  |                   |Ind. |               |
|                   |Exercisable   |Date          |      Title        |of Shares         |                   |(I)  |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|Class B Common     | Immed.       |    n/a       |Class A Common     |   200,000(2)     |   1-for-1         | I   |By a family    |
|Stock              |              |              |Stock              |                  |                   |     |trust          |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|Class B Common     | Immed.       |    n/a       |Class A Common     |     8,478        |   1-for-1         | D   |               |
|Stock              |              |              |Stock              |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|Employee Stock     | 7/22/97      |   7/22/03    |Class A Common     |    10,000        |   $4.50           | D   |               |
|Option (right to   |              |              |Stock              |                  |                   |     |               |
|buy)               |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|Employee Stock     | (3)          |  12/19/02    |Class A Common     |     6,298        |   $11.9625        | D   |               |
|Option (right to   |              |              |Stock              |                  |                   |     |               |
|buy)               |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|Employee Stock     | (3)          |  12/19/07    |Class A Common     |    23,702        |   $10.875         | D   |               |
|Option (right to   |              |              |Stock              |                  |                   |     |               |
|buy)               |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|Employee Stock     | (4)          |  12/20/02    |Class A Common     |     8,000        |   $11.9625        | D   |               |
|Option (right to   |              |              |Stock              |                  |                   |     |               |
|buy)               |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|Employee Stock     | (3)          |   3/26/09    |Class A Common     |    42,000        |   $38.5625        | D   |               |
|Option (right to   |              |              |Stock              |                  |                   |     |               |
|buy)               |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|Employee Stock     | (3)          |  12/19/07    |Class A Common     |     8,000(1)     |   $10.875         | I   |By Spouse      |
|Option (right to   |              |              |Stock              |                  |                   |     |               |
|buy)               |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|Employee Stock     | (4)          |  12/20/02    |Class A Common     |     4,000(1)     |   $10.875         | I   |By Spouse      |
|Option (right to   |              |              |Stock              |                  |                   |     |               |
|buy)               |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
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Explanation of Responses:
(1) The Reporting Person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of such securities for purposes of Section 16 or any other purpose.
(2) The Reporting Person disclaims beneficial ownership of the reported securities, except to the extent of her pecuniary interest therein.
(3) Vests in 48 equal monthly installments from the respective dates of grant.
(4) Vests in 24 equal monthly installments from the respective dates of grant.


**Intentional misstatements or omissions of facts constitute Federal         /s/ Tina M. Wildes                  November 19, 1999
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ----------------------------------  -----------------
                                                                               **Signature of Reporting Person         Date
Note: File three copies of this form, one of which must be manually signed.    Tina M. Wildes
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1473 (7-97)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD Number.

                                                                                                                      PAGE:  2 OF  2